Old Point Reports Profit for 2nd Quarter
• Nonperforming assets decline by 39.66%
• Noninterest-bearing deposits grow $23.4 million
• Year to date net interest margin climbs to 3.81%

July 20, 2011 Hampton, VA                                                           Old Point Financial Corporation (Nasdaq "OPOF") posted a profit of $1.0 million for the second quarter of 2011, a 2.68% increase over the second quarter of 2010. The income for the six months ended June 30, 2011 was $1.4 million, or $0.28 per diluted share, as compared to net income of $62 thousand or $0.01 per diluted share in the first two quarters of 2010. This increase in income was primarily due to a reduced provision for loan losses.  The provision was $3.7 million less in the six months ended June 30, 2011 than in the same period in 2010.  Management was able to reduce the provision due to a decrease of nonperforming assets.

On June 30, 2011, nonperforming assets were 39.66% lower than nonperforming assets as of March 31, 2011, due to the 59.38% decline in nonaccrual loans since March 31, 2011.  Nonaccrual loans totaling $12.3 million were sold without recourse in the second quarter.   Of the $5.6 million of net loans charged off in 2011, $4.9 million was due to four loans.  More than half of the net loans charged off in 2011 were previously provided for in the 2010 provision for loan losses.

The net interest margin for the second quarter 2011 was 3.87%, an 11 basis point improvement over the 3.76% net interest margin for the first quarter of 2011. The net interest margin for the six months ended June 30, 2011 was 3.81% or 33 basis points higher than the six months ended June 30, 2010. The net interest margin continues to improve as higher-cost time deposits reprice to current, lower market rates.  In addition, management has focused on increasing lower-cost funds and improving relationship management in retail and corporate banking areas.

Noninterest income was down $176 thousand for the second quarter 2011 and down $669 thousand for the first six months of 2011, compared to the same periods in 2010.  This reduction was due to lower overdraft fees as a result of changes in Regulation E requiring a customer to authorize in advance overdrafts caused by debit card and ATM transactions.  The Company expects continued uncertainty regarding overdraft fee income and is compensating for this uncertainty by pursuing new product offerings, such as remote deposit capture and lockbox services, to help drive future noninterest income.  These efforts are proving fruitful, as seen in the noninterest income category of other service charges, commission and fees, which improved $67 thousand for the second quarter of 2011 and $113 thousand for the six months ended June 30, 2011, when compared to the same periods in the prior year.

The Company’s noninterest expense increased by $525 thousand for the second quarter 2011 as compared to the second quarter 2010 and $957 thousand when comparing the first six months of 2011 to the first six months of 2010.  For the six months ending June 30, 2011, salaries and employee benefits increased by $372 thousand over the same period in 2010 as the Company added 9 full-time equivalent employees.  Many of these newly hired employees are in the Company’s private banking and corporate lending areas and were hired to increase small business lending, treasury services, and lending in areas other than commercial real estate as part of management’s focus on increasing loans and noninterest income.

Other areas of noninterest expense that increased were loan expenses and losses on write-downs and sales of foreclosed assets.  Both expense categories have increased as the Company manages problem loans created by the economic down turn.  As seen by the reduction in the Company’s nonperforming assets, these efforts are working.  However, these expenses will likely continue to be elevated for the foreseeable future.

Assets as of June 30, 2011 were $832.4 million, a decrease of $54.4 million, or 6.14%, compared to assets as of December 31, 2010, largely due to the current loan environment.   In response to the lack of quality loan demand in recent years, management has placed an increased emphasis on improving the Company’s net interest margin by reducing dependence on higher-cost sources of funding.  As a result, the Company’s higher-cost time deposits decreased by $21.3 million.  Term repurchase agreements also decreased, partially due to the exiting of certain high-cost, non-relationship accounts.

In addition to improving the Company’s net interest margin, Old Point has focused on relationship building.  Noninterest-bearing deposits grew $23.4 million.  A portion of this growth was due to the sale of high-quality treasury services.  Customers pay for these services either with compensating balances or with fees which flow to noninterest income.  As seen by both the balance sheet and the income statement, these efforts are working.  The liability side of the balance sheet has shifted from higher cost non-relationship funds to lower cost, service providing accounts.

In the last quarter, Old Point’s management efforts have been recognized in a variety of ways.  Hampton Roads Magazine and Virginian Pilot readers named Old Point one of the “Best of” winners in the Financial Institution category.  Inside Business named Old Point a “Best Place to Work”, and  Virginia Business named the new Headquarters Building the “Best Sustainable Project” of 2010. Additionally, Old Point continues to support numerous community initiatives and events.  For information about upcoming efforts, please visit our website (www.oldpoint.com) or our Facebook page (www.facebook.com/oldpoint).

Other items of note:

Non-performing Assets (NPAs) as of June 30, 2011 were $20.3 million, down from $34.0 million on December 31, 2010.
Allowance for Loan and Lease Losses (ALLL) on June 30, 2011 was 1.85% of total loans; as of December 31, 2010, that measure was 2.25%.
Net loans charged off/provision for loan losses: For the six months ended June 30, 2011, net loans charged off totaled $5.6 million, compared to $2.2 million for the same period in 2010.

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements.  These forward-looking statements are based on the beliefs of the corporation's management, as well as estimates and assumptions made by, and information currently available to, the corporation's management.  These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate.  Actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: interest rates; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in the corporation’s market area; technology; reliance on third parties for key services; the real estate market; the corporation’s expansion initiatives; accounting principles, policies and guidelines; and other factors detailed in the corporation's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2010. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with 21 branches and more than 60 ATMs throughout Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheet
(dollars in thousands, except share data)	June 30,	December 31,
	2011	2010
	(unaudited)
Assets

Cash and due from banks	$14,058	$15,603
Federal funds sold	17,900	12,828
Cash and cash equivalents	31,958	28,431
Securities available-for-sale, at fair value	194,183	206,092
Securities held-to-maturity (fair value approximates $2,270 and $1,957)	2,252	1,952
Restricted securities	3,890	4,320
Loans, net of allowance for loan losses of $9,974 and $13,228	529,157	573,391
Premises and equipment, net	29,972	29,616
Bank owned life insurance	18,425	18,020
Foreclosed assets, net of valuation allowance of $1,979 and $2,124	10,797	11,448
Other assets	11,792	13,572
	$832,426	$886,842

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$152,631	$129,208
Savings deposits	224,358	225,210
Time deposits	303,454	324,796
Total deposits	680,443	679,214
Federal funds purchased and other borrowings	839	731
Overnight repurchase agreements	27,799	50,757
Term repurchase agreements	2,788	38,959
Federal Home Loan Bank advances	35,000	35,000
Accrued expenses and other liabilities	1,472	1,229
Total liabilities	748,341	805,890

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized; 4,955,259 and 4,936,989 shares issued and outstanding	24,776	24,685
Additional paid-in capital	16,226	16,026
Retained earnings	43,695	42,810
Accumulated other comprehensive loss	(612)	(2,569)
Total stockholders' equity	84,085	80,952
	$832,426	$886,842

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$8,191	$9,259	$16,593	$18,745
Interest on federal funds sold	6	28	14	48
Interest on securities:
Taxable	896	849	1,799	1,653
Tax-exempt	38	74	78	168
Dividends and interest on all other securities	21	11	33	23
Total interest and dividend income	9,152	10,221	18,517	20,637

Interest Expense:
Interest on savings and interest-bearing demand deposits	103	98	208	194
Interest on time deposits	1,144	1,703	2,410	3,564
Interest on federal funds purchased, securities sold under agreements to repurchase and other borrowings	18	183	71	361
Interest on Federal Home Loan Bank advances	425	711	845	1,540
Total interest expense	1,690	2,695	3,534	5,659
Net interest income	7,462	7,526	14,983	14,978
Provision for loan losses	500	1,300	2,300	6,000
Net interest income, after provision for loan losses	6,962	6,226	12,683	8,978

Noninterest Income:
Income from fiduciary activities	760	781	1,531	1,602
Service charges on deposit accounts	1,055	1,280	2,067	2,595
Other service charges, commissions and fees	821	754	1,558	1,445
Income from bank owned life insurance	203	210	405	599
Gain on sale of available-for-sale securities, net	51	0	51	0
Other operating income	62	103	145	185
Total noninterest income	2,952	3,128	5,757	6,426

Noninterest Expense:
Salaries and employee benefits	4,896	4,622	9,525	9,153
Occupancy and equipment	1,050	1,051	2,136	2,150
FDIC insurance	266	317	672	646
Data processing	339	305	666	602
Customer development	218	218	439	440
Advertising	142	174	287	350
Loan expenses	230	242	418	364
Other outside service fees	157	108	301	200
Employee professional development	179	117	312	260
Postage and courier expense	120	135	243	270
Legal and audit expenses	220	215	363	320
Loss (gain) on write-down/sale of foreclosed assets	269	(5)	458	(51)
Other operating expenses	415	477	848	1,007
Total noninterest expenses	8,501	7,976	16,668	15,711
Income (loss) before income taxes	1,413	1,378	1,772	(307)
Income tax expense (benefit)	378	370	392	(369)
Net income	$1,035	$1,008	$1,380	$62

Basic Earnings per Share:
Average shares outstanding	4,954,970	4,925,910	4,946,210	4,923,025
Net income per share of common stock	$0.21	$0.21	$0.28	$0.01

Diluted Earnings per Share:
Average shares outstanding	4,954,970	4,932,233	4,946,210	4,933,023
Net income per share of common stock	$0.21	$0.20	$0.28	$0.01

Cash Dividends Declared	$0.05	$0.05	$0.10	$0.15

Old Point Financial Corporation and Subsidiaries
Selected Ratios	June 30,	March 31,	December 31,	June 30,
	2011	2011	2010	2010
Net Interest Margin Year-to-Date	3.81%	3.76%	3.63%	3.48%
NPAs/Total Assets	2.44%	3.90%	3.84%	3.47%
Annualized Net Charge Offs/Total Loans	2.06%	3.36%	0.59%	0.69%
Allowance for Loan Losses/Total Loans	1.85%	1.82%	2.25%	1.87%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual Loans	$8,959	$22,058	$20,881	$18,677
Loans> 90 days past due, but still accruing interest	266	129	73	659
Restructured Loans	258	259	1,639	2,480
Foreclosed Assets	10,797	11,164	11,448	9,884
Total Non-Performing Assets	$20,280	$33,610	$34,041	$31,700

Loans Charged Off (net of recoveries) (in thousands)	$5,554	$4,744	$3,437	$2,157